Exhibit 99.1

Pyxis Oncology Reports Second Quarter 2025 Financial Results and Provides Business Update

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Phase 1 monotherapy expansion study of micvotabart pelidotin (MICVO) for recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) patients progressing well with preliminary data in second half of 2025 and first half of 2026

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Phase 1/2 combination study of MICVO and KEYTRUDA® (pembrolizumab) progressing well with preliminary data in second half of 2025

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Received a $2.8 million, net of tax, milestone payment from Simcere Pharmaceutical Group Limited for approval of suvemcitug (BD0801) in China by the National Medical Products Administration

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Expected cash runway through data milestones and into second half of 2026

BOSTON, August 14, 2025 (GLOBE NEWSWIRE)— Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company developing antibody-drug conjugate (ADC) therapeutics for difficult-to-treat cancers, today reported financial results for the quarter ended June 30, 2025, and provided a business update.

“We are invigorated by the progress we’re making, particularly in our ongoing clinical trials, where we’re seeing that MICVO’s unique mechanism as an extracellular targeted ADC has the potential to transform the treatment of advanced solid tumors,” said Lara S. Sullivan, M.D., President, Chief Executive Officer and Chief Medical Officer of Pyxis Oncology. “The encouraging clinical and preclinical data observed to date suggest that MICVO may offer a differentiated treatment approach as both a monotherapy and in combination with pembrolizumab for HNSCC and other advanced solid tumors. We look forward to evaluating the emerging clinical data as we continue to advance this novel ADC.”

Pipeline Updates

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Pyxis Oncology anticipates having preliminary data from the Part 2 monotherapy expansion cohorts of the ongoing Phase 1 clinical trial evaluating MICVO in 2L and 3L R/M HNSCC patients who have received prior platinum and PD-1 inhibitor therapy in the second half of 2025. Preliminary data from the trial in 2L and 3L R/M HNSCC patients who have received prior EGFRi and PD-1 inhibitor therapy are anticipated in the first half of 2026. R/M HNSCC continues to be an area of high medical need despite potential improvements in treatment options.

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Pyxis Oncology anticipates having preliminary data from the Phase 1/2 combination study of MICVO in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in R/M HNSCC and other advanced solid tumors in the second half of 2025.

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In July 2025, Pyxis Oncology received a $2.8 million ($3 million milestone payment, less $0.2 million of tax in China) milestone payment from Simcere Pharmaceutical Group Limited (“Simcere”) for the approval of suvemcitug (BD0801) in China by the National Medical Products Administration. The Company is eligible to receive mid to high single-digit percentage royalties on net sales of suvemcitug in China, under the terms of the Company’s license and collaboration agreement. In addition to suvemcitug, Pyxis Oncology retains rights to two other antibodies in development by Apexigen’s licensees, discovered through the APXiMAB platform.

Second Quarter 2025 Financial Results

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As of June 30, 2025, Pyxis Oncology had cash and cash equivalents, including restricted cash, and short-term investments, of $90.4 million. The Company believes that its current cash, cash equivalents, restricted cash and short-term investments will be sufficient to fund its operations into the second half of 2026.

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Revenues for the quarter ended June 30, 2025 were $2.8 million, compared to $0 for the quarter ended June 30, 2024. During the quarter, we recognized $2.8 million of milestone revenue ($3 million of milestone less $0.2 million of tax in China) related to regulatory approval of suvemcitug in China. The regulatory milestone was pursuant to an out-licensing and collaboration agreement between our subsidiary company, Apexigen, and Simcere, for the development and commercialization of suvemcitug for oncology in China.

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Research and development expenses were $17.1 million for the quarter ended June 30, 2025, compared to $14.0 million for the quarter ended June 30, 2024. The increase in expenses of $3.1 million was due to increased manufacturing of drug product and drug substance and clinical trial-related expenses for monotherapy and combination therapy of MICVO aggregating to $3.8 million, partially offset by reduction in expenses related to PYX-106 by $1.1 million as the clinical development of PYX-106-101 was paused in December 2024.

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General and administrative expenses were $5.4 million for the quarter ended June 30, 2025, compared to $6.1 million for the quarter ended June 30, 2024. The decrease was primarily due to lower corporate insurance costs, lower facilities costs and decrease in legal, professional, and consulting fees.

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Net loss was $18.4 million, or ($0.30) per common share, for the quarter ended June 30, 2025, compared to $17.3 million, or ($0.29) per common share, for the quarter ended June 30, 2024. Excluding non-cash stock-based compensation expense, the net loss for the quarter ended June 30, 2025 was $15.3 million, compared to net loss of $14.4 million for the quarter ended June 30, 2024.

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As of August 13, 2025, the outstanding number of shares of Common Stock of Pyxis Oncology was 62,018,135.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical stage company focused on defeating difficult-to-treat cancers. The Company is efficiently building therapeutics that hold the potential for monotherapy and combination indications. Its lead candidate, micvotabart pelidotin (MICVO, formerly PYX-201), has been evaluated in ongoing Phase 1 clinical studies in multiple types of solid tumors with a go-forward development focus on treating patients with recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) based on the strength of the HNSCC signal that emerged. Additionally, the Company initiated a Phase 1/2 combination study of MICVO and Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with R/M HNSCC and other advanced solid tumors.

To learn more, visit www.pyxisoncology.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2025, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Jitu Wadhane

Principal Financial and Accounting Officer

IR@pyxisoncology.com

Media

Cailyn McCutcheon

Real Chemistry

cmccutcheon@realchemistry.com

PYXIS ONCOLOGY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Milestone revenue	$2,820	$—	$2,820	$—
Sale of royalty rights	—	—	—	8,000
Royalty revenues	—	—	—	8,146
Total revenues	2,820	—	2,820	16,146
Costs and operating expenses
Cost of revenues	—	—	—	475
Research and development	17,133	13,953	34,177	26,982
General and administrative	5,437	6,079	11,307	14,326
Total costs and operating expenses	22,570	20,032	45,484	41,783
Loss from operations	(19,750)	(20,032)	(42,664)	(25,637)
Other income, net:
Interest and investment income	995	2,023	2,236	3,573
Sublease income	684	708	1,199	1,507
Total other income, net	1,679	2,731	3,435	5,080
Loss before income taxes	(18,071)	(17,301)	(39,229)	(20,557)
Income tax expense	283	—	283	—
Net loss	$(18,354)	$(17,301)	$(39,512)	$(20,557)
Net loss per common share - basic and diluted	$(0.30)	$(0.29)	$(0.64)	$(0.37)
Weighted average shares of common stock outstanding - basic and diluted	61,918,826	60,495,675	61,486,290	55,892,479

PYXIS ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$10,733	$19,473
Marketable debt securities, short-term	78,211	107,458
Restricted cash	1,472	1,472
Accounts receivable	3,000	—
Prepaid expenses and other current assets	6,540	4,037
Total current assets	99,956	132,440
Property and equipment, net	8,924	9,899
Intangible assets, net	2,488	2,600
Operating lease right-of-use asset	11,847	12,242
Total assets	$123,215	$157,181
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,412	$4,859
Accrued expenses and other current liabilities	6,698	11,371
Operating lease liabilities, current portion	1,568	1,450
Total current liabilities	17,678	17,680
Operating lease liabilities, net of current portion	17,832	18,650
Financing lease liabilities, net of current portion	62	100
Total liabilities	35,572	36,430
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	62	60
Additional paid-in capital	490,654	484,077
Accumulated other comprehensive (loss) income	(5)	170
Accumulated deficit	(403,068)	(363,556)
Total stockholders’ equity	87,643	120,751
Total liabilities and stockholders’ equity	$123,215	$157,181